EXHIBIT 10.26

RESOLUTION AGREEMENT

Parties

The parties to this agreement (the “Agreement”), dated this 21st day of December, 2004, are Jenkens & Gilchrist, a Professional Corporation, a Texas professional corporation (“Jenkens”), Forgent Networks, Inc. (“Forgent”), a Delaware corporation, and Compression Labs, Inc. (“CLI”), a Delaware corporation, who are, hereinafter, collectively called the “Parties” or, individually, a “Party” as the context requires.

Agreements

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and the performance of same, the Parties agree as follows:

1. The Parties agree that the Fee Agreement between Forgent and CLI, on the one hand, and Jenkens, on the other, dated April 23, 2001 (the “Fee Agreement”) and the disputed Supplement thereto dated August 31, 2001 (the “Supplement”) and all other engagements of Jenkens by Forgent or CLI (whether or not related to the matters which are the subject of the Fee Agreement), whether written or oral, are terminated in their entirety upon the execution hereof by all the Parties. Jenkens represents to Forgent and CLI that there are no other supplements or amendments to the Fee Agreement other than the Supplement.

2. On December 21, 2004, for and in consideration of the agreements contained herein, Forgent shall pay Jenkens the sum of one million dollars ($1,000,000), in Dallas County, Texas, by wiring same to Jenkens pursuant to wiring instructions previously provided by Jenkens to Forgent.

3. In addition to the amount set forth in paragraph 2 above, Forgent and CLI, jointly and severally, promise to pay Jenkens 50% of the first six million dollars ($6,000,000) of Gross Recoveries, received by Forgent and/or CLI on or after October 27, 2004 until the amount paid to Jenkens under the terms of this paragraph totals three million dollars ($3,000,000). No litigation or other expenses are to be deducted from Gross Recoveries. In calculating the amount due Jenkens, no litigation or other expenses are to be deducted before applying the percentage to a Gross Recoveries item. “Gross Recoveries,” as used in this Agreement, means:

(i) all royalties, license fees and other payments made or accruing under all license agreements and similar agreements entered into in connection with the Patents for the right to use or practice any claimed inventions described therein, and (ii) all amounts recovered in enforcement actions, whether by way of judgment or compromise and settlement, relating to the Patents.

“Patents”, as used in this Agreement, means any one or more of U.S. Patent No. 4,698,672; any foreign counterpart of U.S. Patent No. 4,698,672; U.S. Patent No. 6,181,784 and U.S. Patent No. 6,285,746 (which a continuation of U.S. Patent No. 6,181,784).

4. In addition to any amounts paid under paragraphs 2 and 3 of the Agreement, and after payments of all amounts due under paragraphs 2 and 3 of this Agreement, for and in consideration of the agreements contained herein, Forgent and CLI, jointly and severally, promise to pay Jenkens 10% of all Gross Recoveries, received by Forgent and/or CLI on or after October 27, 2004 which are over and above the first six million dollars ($6,000,000) in Gross Recoveries. No litigation or other expenses are to be deducted from Gross Recoveries. In calculating the amount due Jenkens, no litigation or other expenses are to be deducted before applying the percentage to a Gross Recovery item. For example, if there are $20,000,000 of Gross Recoveries after October 27, 2004, Jenkens would receive $4,400,000 as follows: 50% of $6,000,000, constituting $3,000,000, under paragraph 3 plus 10% of Gross Recoveries exceeding $6,000,000 ($20,000,000 - $6,000,000), constituting $1,400,000, under this paragraph 4.

5. The payments contemplated by paragraph 3 and 4 of this Agreement shall be made by Forgent and/or CLI within ten (10) days of receipt of an item of Gross Recoveries by wiring such payment to Jenkens, in Dallas County, Texas pursuant to wiring instructions provided by Jenkens. Beginning with Forgent’s fiscal quarter ending January 31, 2005, and continuing as to each fiscal quarter ending April 30, July 31, October 30, and January 31 of each fiscal year through the life of the last of the Patents to expire plus six (6) years, Forgent and CLI shall provide, within 30 days following the end of the applicable quarter, to Jenkens, a certification from Forgent’s chief financial officer stating:

a. The date and amount of each receipt of an item of Gross Recoveries during the applicable prior quarter and the party from whom each Gross Receipt was obtained; and

b. The date and amount of the disbursement to Jenkens related to such receipt.

Each such certification shall be accompanied by a copy of each license or settlement agreement not previously provided to Jenkens. Annually, Forgent’s public accounting firm shall confirm in writing to Jenkens the accuracy of such certifications. The public accounting firm’s confirmation shall be mailed to Jenkens by not later than the later to occur of (i) 90 days after the close of Forgent’s fiscal year ending July 31 (or such other fiscal year as may be adopted), or (ii) 30 days after issuance of the public accounting firm’s opinion regarding Forgent’s annual financial statements, as follows:

Jenkens & Gilchrist, P.C. c/o Chairman

1445 Ross Avenue, Suite 3200

Dallas, Texas 75202-2799

6. This Agreement is performable in Dallas County, Texas and shall be governed by the laws of the State of Texas. Further, this Agreement cannot be amended except by an agreement in writing signed by all the Parties hereto or the Party to be charged. This Agreement is binding upon, and inures to the benefit of the Parties hereto, their heirs, successors, assigns and representatives and is binding upon any party with, or who acquires, an interest in any of the Patents and Forgent shall require any acquirer (but excluding therefrom any entity that is solely a licensee of any of the Patents) to assume the obligations herein to Jenkens. This Agreement may be executed in several counterparts by one or more of the Parties, and all such counterparts when so executed shall together be deemed to constitute one final Agreement as if one document had been signed by all Parties hereto; and each such counterpart, upon execution and delivery, shall be deemed a complete original, binding upon the Party or Parties executing this Agreement.

7. Each Party acknowledges that this Agreement has been negotiated and reviewed by counsel for each of them, and each of them understand its terms, and enter this Agreement voluntarily and willingly and of their own free will. Each of the Parties acknowledges that it is fully and completely informed of the facts relating to the subject matter of this Agreement, and of the respective rights and liabilities it imposes on all Parties. This Agreement was drafted by input from counsel for all Parties and, therefore, should not be construed against any Party hereto.

8. Each signatory hereto represents and warrants they have the authority to execute this Agreement for and on behalf of the Parties and other entities for whom they purport to sign this Agreement.

DATED this 21st day of December, 2004.

Jenkens & Gilchrist, a Professional Corporation

By:	/s/ Thomas H. Cantrill
Its:	President

Forgent Networks, Inc.

By:	/s/ Richard N. Snyder
Its:	Chief Executive Officer and Chairman

Compression Labs, Inc.

By:	/s/ Richard N. Snyder
Its:	President